Exhibit 16.1

March 17, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of South Jersey Industries, Inc. Form 8-K dated March 17, 2015, and have the following comments:

1.	We agree with the statements made in the first, third, fourth and fifth paragraphs of Item 4.01(a).

2.	We have no basis on which to agree or disagree with the statements made in the second and sixth paragraphs of Item 4.01(a).

Yours truly,

/s/ Deloitte & Touche, LLP

Philadelphia, Pennsylvania